Exhibit 99.1

The Buckle, Inc.

2407 W. 24th St. Kearney, NE 68845

P.O. Box 1480 Kearney, NE 68848-1480

phone: 308-236-8491

fax: 308-236-4493

For Immediate Release: December 10, 2024	web: www.buckle.com

Contact:	Thomas B. Heacock, Chief Financial Officer
The Buckle, Inc.
(308) 236-8491

THE BUCKLE, INC. ANNOUNCES A $2.50 PER SHARE SPECIAL CASH DIVIDEND AND A $0.35 PER SHARE QUARTERLY DIVIDEND

KEARNEY, NE -- (BUSINESS WIRE) -- The Buckle, Inc. (NYSE: BKE) announced that at its quarterly meeting of the Board of Directors, held on December 9, 2024, the Board authorized a $2.50 per share special cash dividend to be paid to shareholders of record at the close of business on January 15, 2025. The Board also authorized a $0.35 per share quarterly dividend to be paid to shareholders of record at the close of business on January 15, 2025. Both the $2.50 per share special cash dividend and the $0.35 per share quarterly dividend ($2.85 per share in total) are payable on January 29, 2025 and will be paid together.

About Buckle

Buckle is a specialty retailer focused on delivering exceptional service and style through unforgettable experiences. Offering a curated mix of high-quality, on-trend apparel, accessories, and footwear, Buckle is for those living the styled life. Known as a denim destination, each store carries a wide selection of fits, styles, and finishes from leading denim brands, including the Company’s exclusive brand, BKE. Headquartered in Kearney, Nebraska, Buckle currently operates 445 retail stores in 42 states.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: All forward-looking statements made by the Company involve material risks and uncertainties and are subject to change based on factors which may be beyond the Company's control. Accordingly, the Company’s future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements. Such factors include, but are not limited to, those described in the Company’s filings with the Securities and Exchange Commission. The Company does not undertake to publicly update or revise any forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

News releases and other information on The Buckle, Inc.
can be accessed at www.buckle.com
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